                                                                    Exhibit 12.1

STATEMENTS RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED) Sunoco Logistics Partners L.P.





                                                                   Sunoco Logistics (Predecessor)
                                                                          Historical (a)
                                                      -------------------------------------------------------
                                                                      Year Ended December 31,
                                                      -------------------------------------------------------
                                                        1997        1998        1999       2000        2001
                                                      -------     -------     -------     -------     -------
                                                                   (in thousands, except ratios)
Fixed Charges:
  Combined interest cost and debt expense             $ 9,097     $ 7,525     $ 7,306     $12,349     $13,673
  Interest allocable to rental expense(d)               1,402         932       1,199       1,803       1,234
                                                      -------     -------     -------     -------     -------
    Total                                             $10,499     $ 8,457     $ 8,505     $14,152     $14,907
                                                      =======     =======     =======     =======     =======

Earnings:
  Combined income before income tax expense           $51,767     $61,007     $59,866     $49,003     $42,361
  Equity in income of less than 50 percent owned
    affiliated company(e)                              (3,881)     (3,885)     (4,591)     (3,766)     (4,323)
  Dividends received from less than 50 percent
    owned affiliated company(e)                         2,958       4,612       4,730       3,749       4,254
  Fixed charges                                        10,499       8,457       8,505      14,152      14,907
  Interest capitalized                                   (395)       (408)       (819)     (1,659)     (1,140)
  Amortization of previously capitalized interest           1          13          21          33         127
                                                      -------     -------     -------     -------     -------
    Total                                             $60,949     $69,796     $67,712     $61,512     $56,186
                                                      =======     =======     =======     =======     =======

Ratio of Earnings to Fixed Charges                       5.81        8.25        7.96        4.35        3.77
                                                         ====        ====        ====        ====        ====


                                                                      Sunoco Logistics
                                                                        Partners L.P.
                                                                         Historical
                                                    Sunoco Logistics  Partnership and           Sunoco Logistics
                                                     (Predecessor)      Predecessor              Partners L.P.
                                                      Historical(a)     Combined(b)               Pro Forma(c)
                                                      ------------------------------      -----------------------------
                                                      Three Months      Three Months                       Three Months
                                                         Ended             Ended           Year Ended         Ended
                                                        March 31,         March 31,       December 31,       March 31,
                                                          2001              2002              2001             2002
                                                      ------------      ------------      ------------     ------------

Fixed Charges:
  Combined interest cost and debt expense                $ 2,879           $ 3,452           $19,282          $ 4,827
  Interest allocable to rental expense(d)                    395               239             1,234              239
                                                         -------           -------           -------          -------
    Total                                                $ 3,274           $ 3,691           $20,516          $ 5,066
                                                         =======           =======           =======          =======

Earnings:
  Combined income before income tax expense              $11,213           $14,423           $46,607          $12,918
  Equity in income of less than 50 percent owned
    affiliated company(e)                                   (901)           (1,266)           (4,323)          (1,266)
  Dividends received from less than 50 percent
    owned affiliated company(e)                              956             1,261             4,254            1,261
  Fixed charges                                            3,274             3,691            20,516            5,066
  Interest capitalized                                      (455)             (300)           (1,140)            (300)
  Amortization of previously capitalized interest             39                12               127               12
                                                         -------           -------           -------          -------
    Total                                                $14,126           $17,821           $66,041          $17,691
                                                         =======           =======           =======          =======

Ratio of Earnings to Fixed Charges                          4.31              4.83              3.22             3.49
                                                            ====              ====              ====             ====
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(a)  The historical combined financial statements of Sunoco Logistics Partners
     L.P. for the five years in the period ended December 31, 2001 and for the three months ended March 31, 2001 reflect the historical cost-basis accounts of its predecessor, Sunoco Logistics (Predecessor).
(b)  The historical financial statements of Sunoco Logistics Partmers L.P. for the three months ended March 31, 2002 reflect the historical cost-basis accounts of Sunoco Logistics (Predecessor) for the period from January 1,
     2002 through February 7, 2002 and of Sunoco Logistics Partners L.P. for the
     period from February 8, 2002 (the date of the initial public offering of the master partnership) through March 31, 2002.
(c)  The pro forma statements of income of Sunoco Logistics Partners L.P.
     assume the initial public offering by Sunoco Logistics
     Partners L.P., the notes offering by Sunoco Logistics Partners Operations
     L.P. and related transactions occurred on January 1, 2001.
(d)  Represents one-third of total operating lease rental expense which is that portion deemed to be interest.
(e)  Reflects amounts attributable to Explorer Pipeline Company, a 9.4% owned corporate joint venture accounted for by the equity method.